EX-99.g.1.ii

AMENDMENT NO. 2 TO MUTUAL FUND CUSTODY AND SERVICES AGREEMENT

This Amendment No. 2 (“Amendment”) is made as of the 1st day of July, 2017, by and between OPTIMUM FUND TRUST (referred to herein as the “Fund”) and THE BANK OF NEW YORK MELLON (formerly, Mellon Bank, N.A.) (“Custodian” or “BNY Mellon”).

BACKGROUND:

A. The Fund and Custodian are parties to a Mutual Fund Custody and Services Agreement dated as of July 20, 2007, as amended (the “Agreement”), relating to Custodian’s provision of custody services to the Fund and its series (“Series”). This Amendment is an amendment to the Agreement.

B. The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	The following is added to the Agreement under Article I, Section 3.h.:

h. Class Actions

(1)	The Custodian shall file proof of claims notices with respect to class actions involving the portfolio securities of the Series.

(2)	The Custodian shall provide holdings information to the proxy voting agent of the Series to enable such proxy voting agent to identify the portfolio securities of the Series with respect to which proxies should be voted.

2.	Appendix E of the Agreement is hereby deleted in its entirety and replaced with Appendix E attached hereto.

3.	Article IV, Section 9(e) shall be amended and restated as follows:

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Custodian, or by the Custodian without the written consent of the Fund, authorized or approved by a vote of the Board, provided, however, that a Fund merger or reorganization where the fund surviving from such merger or reorganization assumes the duties and obligations of such Fund under this Agreement shall not require the Custodian’s consent; provided further, however, that the Custodian shall not assign or subcontract the rights or delegate the duties or outsource or offshore any services pursuant to this Agreement (“Services”), without the written consent of the Fund, which shall not be unreasonably withheld. Notwithstanding the foregoing, no such consent shall be required to assign or subcontract the rights or delegate the duties, or outsource or off-shore the Services contemplated hereunder to an affiliate of BNYM, provided BNYM provides thirty (30) days advance written notice to the other parties hereto.

4.	Application & network penetration testing & vulnerability scanning.

BNYM shall perform penetration testing activities on its systems related to the Services provided hereunder, at least annually, as part of its information security policies and procedures. The Fund agrees and understands that BNYM does not guarantee that the penetration testing activities will detect all security weaknesses, potential security problems or potential breaches. BNYM will provide the Fund with a certification confirming the completion of the testing promptly after it is complete. Should such testing reveal a failure materially impacting the Fund’s receipt of Services, BNYM will promptly notify the Funds in writing and set up a conference call to discuss the relevant details.

5.	Breach/Incident Notification:

BNYM will promptly (within 2 business days when practical based on BNYM’s commercially reasonable determination of the relevant circumstances) notify the Fund of any confidentiality breaches, operational breaches, security breaches, data breaches, malware, phishing or other incidents relating to the unauthorized exposure of the Fund’s information or materially impacting the Fund’s receipt of the Services.

6.	Access

BNYM agrees it will ensure that any of its employees or other persons engaged by it for the purposes of providing Services to the Fund are aware of the confidential nature of the Fund’s information and agree to comply with BNYM’s policies and procedures related to handling confidential client information.

BNYM agrees it will not make, or attempt to make, a connection to any network utilized and provided by the Fund without obtaining prior written approval from the Fund or the Fund’s delegate for such connection; and that any such connection will comply at all times with any reasonable conditions that the Fund’s Board or its delegate may impose on BNYM.

BNYM will take the necessary steps designed to ensure that all departing personnel with access to the Fund’s confidential information will return all such information upon their departure and that such personnel shall immediately cease to access such information and BNYM’s technology systems and networks.

7.	Certification.

Annually, upon the Fund’s request, BNYM will confirm in writing completion of its ISO 27001/2 certification.

8.	Communications.

All communications between BNYM and the Fund should occur between the authorized contacts listed in Exhibit I hereto as may be updated from time to time.

9.	Compliance; Applicable Law.

In performing the Services, BNYM shall comply with all laws applicable to BNYM, and its standard of performance shall be in accord with industry standards and such standards as may be imposed on BNYM by law and the requirements of all regulatory authorities.

10.	Annual Risk Assessment/Risk Management

a.	On a periodic basis, typically no less frequently than annually, at BNYM’s expense, BNYM conducts a review of the BNYM architecture, systems and procedures used in connection with the Services (“Risk Assessment”).

b.	The Risk Assessment will examine the design of controls and the operating effectiveness of controls including those within the following processes, policies and procedures:

(1)	Access and identity management (including privileged access management with respect to BNYM’s systems and the Fund’s data, and ensuring data separation between the Fund data and data belonging to other parties);

(2)	Incident response;

(3)	Managing network layer controls such as intrusion detection system (“IDS”) (including cybersecurity) and firewalls;

(4)	Security configurations, antivirus management, vulnerability and patch management;

(5)	Managing remote access to technology infrastructure and external connections, policies and controls;

(6)	Use of build guides/checklists to harden servers;

(7)	Conducting background screening and raising security awareness of personnel supporting the Services;

(8)	Disaster recovery / business continuity process; and

(9)	Data backup, retention and destruction.

c.	BNYM will meet with the Fund to discuss the Risk Assessment performed.

d.	On periodic basis, typically no less frequently than annually, at BNYM’s expense, BNYM will provide the Fund with a copy of its SOC 1 SM Report on its Centralized Managed Information Systems or an equivalent report based on new or supplemented attestation standards as may occur from time to time.

e.	As a result of these discussions, should any Risk Assessment reveal material risks in the Fund’s reasonable determination with regard to the administrative, technical and physical safeguards appropriate to the size and complexity of BNYM’s operations, the Fund will notify BNYM of such risks and BNYM will agree in good faith to review such risks and determine if it is necessary or desirable to undertake any necessary changes with respect to its processes to remedy the material defects or deficiencies in the processes giving rise to the material risks (“Remedial Work”). The Remedial Work will be undertaken on a schedule and terms to be discussed with the Fund should such Remedial Work materially impact the Services received by the Fund.

11.	BNYM shall provide reasonable assistance to the Fund on an annual basis so that the Fund and/or its representatives may (i) review BNYM’s relevant policies and procedures, (ii) review relevant information available regarding BNYM’s compliance with such policies and procedures, and (iii) compare the BNYM policies and procedures under review to determine that such policies and procedures are materially similar to the Fund’s equivalent policies and procedures. This review is subject to all relevant BNYM security policies and requirements.

12.	Governance

Appropriate authorized representatives of BNYM and the Fund shall:

a.	Monitor and review BNYM’s performance of its obligations under this Agreement on an ongoing basis;

b.	Ensure operational and support processes and procedures are property documented and that such documents are properly maintained;

c.	Act as initial point of contract for incident monitoring, incident handling and escalation;

d.	Attend (and if necessary chair) operational meetings between BNYM and the Fund; and

e.	Meet as mutually agreed to review performance, coordinate the Services and discuss future requirements.

13.	Exhibit I is hereby added to the Agreement as attached hereto.

14.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement, as well as capitalized terms not defined in this Amendment, shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	To the extent required by applicable law, the terms of this Amendment and the fees and expenses associated with this Amendment have been disclosed to and approved by the Board of Trustees of the Fund.

(e)	This Amendment shall be governed by the laws of The Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

OPTIMUM FUND TRUST,
on behalf of the following Series

Optimum Fixed Income Fund
Optimum International Fund
Optimum Large Cap Growth Fund
Optimum Large Cap Value Fund
Optimum Small-Mid Cap Growth Fund
Optimum Small-Mid Cap Value Fund

By:	/s/ Richard Salus

Name:	Richard Salus

Title:	SVP

THE BANK OF NEW YORK MELLON

By:	/s/ Christopher Healy

Name:	Christopher Healy

Title:	Managing Director

Exhibit I

Authorized Contacts for Communication

All communications between the Funds and BNYM should occur with the authorized contacts listed below. This includes, but not limited to, requests for information including phone and email communications, account changes, access requests and systems support.

Fund Contacts:
(List Primary and Alternate contacts for each business area)

Optimum Fund Trust	Telephone	Email Address
Contact
Richard Salus	(215) 255-1010	Richard.Salus@macquarie.com

Daniel Geatens	(215) 255-1664	Daniel.Geatens@macquarie.com

Andrew McEvoy	(215) 255-1663	Andew.McEvoy@macquarie.com

BNYM Contacts:

BNYM Contact	Telephone	Email Address